Dated January 12, 1998

                                   PROSPECTUS

                               LECROY CORPORATION

                                 454,148 Shares
                          Common Stock, $.01 Par Value
                              --------------------

This Prospectus of LeCroy Corporation, a Delaware corporation (the "Company" or "LeCroy"), relates to up to 454,148 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), being sold by certain stockholders of the Company (the "Selling Stockholders") for their own accounts. See "Selling Stockholders." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "LCRY." On December 31, the last reported sale price of the Common Stock on the Nasdaq National Market was $30.25 per share.

The Company will pay all of the expenses incident to the registration of the Shares, estimated to be $22,050.

All or a portion of the Shares may be disposed of by the Selling Stockholders hereunder from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) privately negotiated transactions at negotiated prices, including underwritten offerings. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or by selling the shares to or through underwriters, brokers, or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers, or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular underwriter, broker, or dealer might be in excess of customary commissions and/or be changed from time to time). The Selling Stockholders and the underwriters, brokers, dealers, and/or agents who participate in a sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, and the commissions paid or discounts allowed to any of the underwriters, brokers, dealers, or agents in addition to the profits, if any, of the underwriters, brokers, dealers, or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution."

Certain of the underwriters, brokers, dealers, or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.

           THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                 FACTORS AND CAUTIONARY STATEMENT" ON PAGE 4.
                                  -----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                                  -----------

No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

-------------------------------------------------------------------------------
                                                Proceeds to Selling
                        Price to Public            Stockholders
-------------------------------------------------------------------------------
Per Share                     (l)                    (1)(2)
-------------------------------------------------------------------------------
Total                         (1)                    (1)(2)
-------------------------------------------------------------------------------

(1) The Selling Stockholders may from time to time effect the sale of the Shares at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. See "Plan of Distribution" and "Selling Stockholders."

(2) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, and to deliver copies of the Prospectus to the Selling Stockholders. The expenses incurred in connection with the same, estimated at $22,050, will be borne by the Company. The Selling Stockholders and any broker-dealers, agents or underwriters who participate in a sale of the Shares may be deemed "underwriters" within the meaning of the Securities Act, and any commissions paid or discounts allowed to, and any profits received on resale of the Shares by, any of them may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution." The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the Selling Stockholders.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION."

          The date of this Prospectus is January 12, 1998.

                             AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at: http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with the Commission with respect to the Common Stock being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Common Stock being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

There is incorporated herein by reference the Annual Report on Form 10-K of the Company for the Company's 1997 fiscal year filed with the Commission pursuant to Section 13(a) of the Exchange Act, the Quarterly Report on Form 10-Q of the Company for the Company's fiscal quarter ended September 30, 1997, filed with the Commission pursuant to Section 13(a) of the Exchange Act, and the Registration Statement on Form S-3 as filed with the Commission on February 20, 1997.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO THE INFORMATION UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES). SUCH WRITTEN REQUESTS SHOULD BE ADDRESSED TO LECROY CORPORATION, ATTENTION: INVESTOR RELATIONS, 700 CHESTNUT RIDGE ROAD, CHESTNUT RIDGE, NEW YORK 10977. TELEPHONE REQUESTS MAY BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT AT (914) 578-6021.

                     RISK FACTORS AND CAUTIONARY STATEMENT

An investment in the Shares being offered herein involves a high degree of risk. Prospective investors should consider carefully the risk factors contained in the Registration Statement on Form S-3 filed with the Commission on February 20, 1997 (the "February 1997 Registration Statement"), each of which are incorporated herein by reference, before purchasing the Shares offered hereby.

The documents incorporated by reference in this Prospectus contain, and additional statements issued by the Company from time to time in public filings or press releases or publicly made orally by officers of the Company with respect to the Company contain or may contain, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including without limitation those discussed in the February 1997 Registration
Statement. Such forward-looking statements speak only as of the date on which they are made, and the Company cautions readers not to place undue reliance on such statements.


                                  THE COMPANY

LeCroy Corporation develops, manufactures and sells signal analyzers, principally high-performance digital oscilloscopes and related products. Digital oscilloscopes capture electronic signals, convert them to digital form and perform sophisticated measurements and analyses. The Company's digital oscilloscope products are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

The Company's first business objective is to become a leading supplier of high-performance digital oscilloscopes. The Company's second business objective is to participate in broader markets by the use, directly and through licensing and other arrangements with other manufacturers, of the Company's core acquisition technology in dedicated signal analyzers.

The Company's wholly-owned subsidiary, LeCroy Merger Corporation, a Delaware corporation ("Merger Sub"), merged with and into Digitech Industries, Inc., a Delaware corporation ("Digitech"), pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of December 10, 1997 (the "Merger Agreement"), with the separate existence of Merger Sub ceasing and Digitech continuing in existence as the surviving corporation (the "Surviving Corporation"). The effect of the merger was as provided in the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, all of the property, rights, privileges, powers, and franchises of Merger Sub and Digitech, respectively, were vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Digitech, respectively, became the debts, liabilities and duties of the Surviving Corporation. The transaction was accounted for under Accounting Principles Board Opinion No. 16 as a "pooling of interests."

The Company was founded and incorporated in the State of New York in 1964 and reincorporated in the State of Delaware in 1995. The Company's principal executive offices are located at 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977, and its phone number at that location is (914) 425-2000.

                              SELLING STOCKHOLDERS

The Selling Stockholders acquired their shares of the Common Stock, in a transaction exempt from the registration requirement of the Securities Act, in connection with the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub was merged with and into Digitech, with the separate existence of Merger Sub ceasing and Digitech continuing in existence as the Surviving Corporation (the "Merger"). Under the terms of the Merger Agreement, (a) each share of Digitech Common Stock issued and outstanding immediately before the effectiveness of the Merger (other than any shares held by dissenting stockholders and shares held directly or indirectly by Digitech, the Company or any of their respective subsidiaries) was converted into and became 0.420220 shares of Common Stock and (b) each share of Digitech Preferred Stock issued and outstanding immediately before the effectiveness of the Merger (other than any shares held by dissenting stockholders and shares held directly or indirectly by Digitech, the Company or any of their respective subsidiaries) was converted to and became 147.077 shares of Common Stock. Under the terms of the Merger Agreement, the Company has agreed to use its best efforts to file with the Securities and Exchange Commission a Registration Statement on Form S-3 (or other appropriate form) for the purpose of registering for resale by the stockholders of Digitech the Common Stock into which the shares of Digitech Common Stock and Preferred Stock are converted in the Merger (the "Merger Shares").

The term Selling Stockholders includes the holders listed below and the beneficial owners of the Merger Shares and their transferees, pledgees, donees, and other successors.

As of January 2, 1998, with the exception of the Merger Shares, the Selling Stockholders held of record no shares of the Company's outstanding Common Stock. No Selling Shareholder has within the past three years held any position, office or had any other material relationship with the Company or its affiliates.

As of December 23, 1997 there were 6,956,522 shares of the Common Stock of the Company issued and outstanding.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of January 2, 1998 and as adjusted to reflect the sale of all of the Common Stock offered hereby by the Selling Stockholders.


     Name of Selling               Shares Owned                         Shares to be Owned
      Stockholders              Prior to Offering   Shares Offered (1)    After Offering

Robert B. Arnold                  143,960               143,960                0
Millard E. Bronson                  2,101                 2,101                0
Ernest Courchene, Jr., Trustee     21,011                21,011                0
Charles Greer                       5,830                 5,830                0
Jeffrey D. Holden                  12,606                12,606                0
Ann Lake                           21,011                21,011                0
Thomas Quinlan                      7,563                 7,563                0
Robert W. Scharf                   74,081                74,081                0
Dennis Stvan                       16,808                16,808                0
David L. Vaughn                     2,101                 2,101                0
DLJ Venture Capital Fund            8,236                 8,236                0
Sprout Capital V                  138,840               138,840                0

   (1) See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters, brokers, dealers or agents, or purchasers. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or by selling shares to or through underwriters, brokers or dealers and such underwriters, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular underwriter, broker or dealer might be in excess of customary commissions or be changed from time to time). The Selling Stockholders and any underwriters, brokers, dealers or agents who participate in a sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of such underwriters, brokers, dealers or agents in addition to any profits received on resale of the Shares if any of such underwriters, brokers, dealers or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act.

Certain of any such underwriters, dealers, brokers or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers.

The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and their officers, directors and controlling persons (within the meaning of the Securities Act) against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

If all or a portion of the Shares are offered through an underwritten offering, the terms of such underwritten offering, including the initial public offering price, the names of the underwriters and the compensation, if any, of such underwriters, will be set forth in an accompanying Prospectus Supplement.

Until the distribution of the Shares is completed, rules of the Commission may limit the ability of any underwriters and any other person participating in the distribution of the Shares to bid for and purchase the Common Stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If any underwriters create a short position in the Shares in connection with the offering, selling more Shares than are set forth on the cover page of this Prospectus, the underwriters may reduce that short position by purchasing shares of Common Stock in the open market. Purchases of the Common Stock for the purpose of stabilization or to reduce a short position could cause the price of the Common Stock to be higher than it might be in the absence of such purchases. In addition, rules of the Commission may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders and any other such person. All of the foregoing may limit the marketability of the Shares and the ability of any underwriter, broker, dealer or agent to engage in market making activities.

                             CERTAIN LEGAL MATTERS

The validity of the offered Common Stock will be passed upon for the Company by Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts. Roger D. Feldman, a partner of Bingham Dana LLP, is an Assistant Secretary of the Company. As of December 23, 1997, Mr. Feldman held as trustee of certain trusts an aggregate of 103,195 shares of Common Stock. Mr. Feldman disclaims beneficial ownership of such shares. Brian Keeler, a partner of Bingham Dana LLP, is an Assistant Secretary of the Company.

                                    EXPERTS

The consolidated financial statements of LeCroy Corporation appearing in LeCroy's Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.